Exhibit 99.1

KOPPERS HOLDINGS INC.

DIRECTOR DEFERRED COMPENSATION PLAN

1.	Name:

This plan shall be known as the “Koppers Holdings Inc. Director Deferred Compensation Plan” (the “Plan”).

2.	Purpose:

The purpose of this Plan is to provide Non-Employee Directors with the opportunity to defer some or all of their eligible compensation received as directors of Koppers Holdings Inc. (the “Company”). The Company is establishing the Plan effective as of January 1, 2022. It is the intent of the Company that amounts deferred under the Plan by a Non-Employee Director shall not be taxable to the Non-Employee Director for United States federal income tax purposes until the time actually received by the Non-Employee Director. The provisions of the Plan shall be construed and interpreted to effectuate such intent.

3.	Definitions:

For purposes of the Plan, the following terms shall have the following meanings:

“Account” means the bookkeeping account representing the total of all Stock Units credited for the benefit of a Participant under the Plan. All Accounts shall be maintained in Stock Units on the books of the Company to record a Participant’s interest attributable to all Cash Compensation and Stock Compensation deferred by the Participant under the Plan, as adjusted from time to time pursuant to the terms of the Plan.

“Board” means the Board of Directors of the Company.

“Cash Compensation” means any cash retainer fees payable to a Non-Employee Director for his or her service as a Non-Employee Director.

“Common Stock” means the common stock of the Company.

“Company” means Koppers Holdings Inc., a Pennsylvania corporation, including any successor thereto.

“Effective Date” means January 1, 2022.

“Fair Market Value” of a share of Common Stock on any date means the closing selling price per share at the close of regular hours trading (i.e., before after-hours trading begins) on the date in question on the Stock Exchange serving at the time as the primary market for the Company’s common stock, as such price is reported by the National Association of Securities Dealers (if primarily traded on the Nasdaq Global or Global Select Market) or as officially quoted in the composite tape of transactions on any other Stock Exchange on which the Company’s Common Stock is then primarily traded. If there is no closing selling price for the Company’s Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

“Non-Employee Director” means a member of the Board who is not an officer or employee of the Company or any of its subsidiaries.

“Participant” means a Non-Employee Director who has elected to participate in the Plan as provided in paragraph 5(b) below.

“Plan” means this Koppers Holdings Inc. Director Deferred Compensation Plan, as set forth herein, and as amended from time to time.

“Plan Administrator” means the Management Development and Compensation Committee of the Board.

“Plan Year” means the calendar year.

“RSU” means a restricted stock unit granted to a Non-Employee Director for his or her service as a Non-Employee Director.

“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as it may be amended from time to time, and all authoritative interpretive guidance issued thereunder.

“Separation from Service” means a Non-Employee Director ceasing to be a member of the Board due to a voluntary or involuntary separation from service, for any reason, determined in accordance with Section 409A.

“Stock Compensation” means any shares of Common Stock issuable with respect to the settlement of an RSU.

“Stock Exchange” shall mean the American Stock Exchange, the Nasdaq Global or Global Select Market, the New York Stock Exchange, or any other principal securities exchange upon which the Company’s Common Stock is traded.

“Stock Unit” means a notional unit representing the right to receive one (1) share of Common Stock.

4.	Administration:

The Plan Administrator shall be responsible for administering the Plan. The Plan Administrator shall have all of the powers necessary to enable it to properly carry out its duties under the Plan. Not in limitation of the foregoing, the Plan Administrator shall have the power to construe and interpret the Plan and to determine all questions that shall arise hereunder. The Plan Administrator shall have such other and further specified duties, powers, authority and discretion as are elsewhere in the Plan either expressly or by necessary implication conferred upon it. The Plan Administrator may appoint such agents as it may deem necessary for the effective performance of its duties, and may delegate to such agents such powers and duties as the Plan Administrator may deem expedient or appropriate that are not inconsistent with the intent of the Plan. The decision of the Plan Administrator upon all matters within its scope of authority shall be final and conclusive on all persons, except to the extent otherwise provided by law. The Plan Administrator shall not be liable for any action or determination made in good faith with respect to the Plan and the Company shall indemnify and hold harmless the Plan Administrator from all losses and expenses (including reasonable attorneys’ fees) arising from the assertion or judicial determination of any such liability.

5. Operation:

(a) Eligibility. Each Non-Employee Director shall be eligible to participate in the Plan as of the date he or she is appointed as a Non-Employee Director.

(b) Elections to Defer. A Non-Employee Director may become a Participant in the Plan for a Plan Year by irrevocably electing, on a form (which may be in writing or electronic) provided by the Plan Administrator, to defer all or any portion of any Cash Compensation and/or any Stock Compensation for the Plan Year. In order to be effective, a Non-Employee Director’s election to defer must be executed and returned to the Plan Administrator on or before the date specified by the Plan Administrator for such purpose, which such date must be prior to the beginning of the Plan Year to which the election applies. An election for a Plan Year shall apply to (1) Cash Compensation earned during such Plan Year, and (2) Stock Compensation issuable with respect to an RSU granted during such Plan Year. Except as otherwise provided below, the first Plan Year with respect to which a Non-Employee Director may make an election to defer pursuant to this paragraph 5(b) is the 2022 Plan Year. Notwithstanding the foregoing, (i) an individual who first becomes a Non-Employee Director after the start of a Plan Year may make a deferral election with respect to such Plan Year no later than the day before such individual is appointed as a Non-Employee Director; and (ii) a Non-Employee Director who becomes eligible to participate in the Plan on the Effective Date may elect to defer the Cash Compensation otherwise payable in January 2022 with respect to service from July 1, 2021 to December 31, 2021, provided that any such election is made no later than the 30th day after the Effective Date and that such election will apply only to the portion of such Cash Compensation paid for services after the date of such election. A Participant’s election to defer for any Plan Year shall continue to apply to any subsequent Plan Year unless and until the Participant changes or revokes such election on or before the date specified by the Plan Administrator for such purpose, which such date must be prior to the beginning of such subsequent Plan Year. Any election pursuant to this paragraph 5(b) shall be irrevocable once it has been received by the Plan Administrator and the deadline for making such election has expired.

(c) Establishment of Account.

(i) The Company shall establish and maintain on its books an Account for each Participant. Each Account shall be designated by the name of the Participant for whom it is established.

(ii) Any Cash Compensation deferred by a Participant shall be credited to the Participant’s Account and such amounts shall be credited to the Account as of the date the amounts would have otherwise been paid to the Participant with the number of Stock Units equal to the dollar amount of the deferred Cash Compensation divided by the Fair Market Value of a share of Common Stock on such date.

(iii) Any Stock Compensation deferred by a Participant shall be credited to the Participant’s Account in a number of Stock Units equal to the corresponding number of shares of Common Stock subject to the agreement and/or plan pursuant to which such Stock Compensation was awarded to the Participant (including any fractional shares). The Stock Units shall be credited to the Participant’s Account as of the date the shares would have otherwise been issued under the agreement and/or plan pursuant to which such Stock Compensation was awarded to the Participant.

(d) Account Adjustments. Each Account shall be credited additional full or fractional Stock Units for cash dividends paid on the Common Stock based on the number of Stock Units in the Account on the applicable dividend record date and calculated based on the Fair Market Value of the Common Stock on the applicable dividend payment date. Each Account shall also be equitably adjusted as determined by the Plan Administrator in the event of any stock dividend, stock split or similar change in the capitalization of the Company.

(e) Payment.

(i) Payment Form. A Participant shall be given the opportunity to elect that payment of his or her Account be made in one of the following forms at the time the Participant first elects to defer any payment under the Plan:

(A) One lump-sum payment; or

(B) Annual installments, up to a maximum period of five (5) years. The Participant’s Account shall continue to be credited with adjustments under paragraph 5(d) above until the Account is fully paid out. The first annual installment shall be paid on the date on which payment commences pursuant to paragraph 5(e)(ii) and each subsequent annual installment shall be made on the anniversaries thereof. The number of Stock Units with respect to which each installment payment shall be made shall be equal to the number of Stock Units credited to the Participant’s Account as of the date of such installment payment divided by the number of remaining installment payments, including the installment payment then due.

A Participant’s election shall be made on the election form used by the Participant for making such Participant’s initial deferral election pursuant to paragraph 5(b), which shall remain in effect unless and until Participant changes such election in accord with paragraph 5(e)(iii). A Participant who fails to make a payment election in accordance with the provisions of paragraph 5(e)(i) shall be deemed to have elected a lump sum payment to be paid in accordance with the requirements of paragraph 5(e)(i)(A). Any payment due hereunder shall be considered timely if made within 30 days of the date on which such payment is otherwise due.

(ii) Payment Timing. Payment of a Participant’s Account shall be made or commence on the May 31st next following the Participant’s Separation from Service or, if later, and elected by the Participant at the time the Participant first elects to defer any payment under the Plan, May 31st of the year specified by the Participant. A Participant’s election shall be made on the election form used by the Participant for making such Participant’s initial deferral election pursuant to paragraph 5(b).

(iii) Subsequent Changes to Payment Elections. A Participant may change the form of payment elected under paragraphs 5(e)(i) and (ii) above only if (A) such election is made at least twelve (12) months prior to the date payment would have otherwise commenced and (B) the effect of such elections is to defer commencement of such payment by at least five (5) years. For purposes of this Paragraph 5(e)(iii), a series of installment payments is treated as a single payment to be made in the year that the first installment would have otherwise been paid. Any election pursuant to this paragraph 5(e)(iii) shall be made on an election form provided by the Plan Administrator for such purpose. Any election by a Participant under this paragraph 5(e)(iii) with respect to a payment elected by the Participant pursuant to paragraph 5(e)(ii) shall be made not less than 12 months before the date such payment is scheduled to be paid or commence. This paragraph 5(e)(iii) is intended to comply with Treas. Reg. Section 1.409A-2(b) and shall be interpreted accordingly. No election that fails to comply with the requirements of Treas. Reg. Section 1.409A-2(b) shall be permitted under this paragraph 5(e)(iii).

(iv) Death. If a Participant dies after having commenced installment payments, any remaining unpaid installment payments shall be paid to the Participant’s beneficiary as and when they would otherwise have been paid to the Participant had the Participant not died. If a Participant’s Separation from Service is due to his death, the Participant’s Account shall be payable to the Participant’s beneficiary in a single payment to be made as soon as administratively practicable after the date of the Participant’s death. Participants may designate a beneficiary under the Plan in accordance with such procedures as the Plan Administrator may establish from time to time. If a Participant does not have a beneficiary designation in effect, the designated beneficiary shall be the Participant’s estate.

(v) Medium of Payment. All payments from a Participant’s Account shall be in the form of shares of the Company’s Common Stock. The number of shares of Common Stock issued shall be equal to the number of Stock Units with respect to which payment is due. Notwithstanding the foregoing, the Company may elect to pay any fractional share in cash in amount equal to the Fair Market Value of such fractional share.

(vi) Cashouts. Notwithstanding any other provision of the Plan, if, on the date that payment of a Participant’s Account would otherwise be made or commenced, the Fair Market Value of the Common Stock issuable with respect to the number of Stock Units credited to the Participant’s Account as of such date is less than $25,000, such Participant’s Account shall be paid in a single lump sum on such date.

(f) Vesting. All amounts credited to a Participant’s Account shall be 100% vested at all times.

6. Amendment, Modification, and Termination of the Plan

The Board shall have the right and power at any time and from time to time to amend the Plan in whole or in part and at any time to terminate the Plan; provided, however, that no such amendment or termination shall reduce the amount actually credited to a Participant’s Accounts under the Plan on the date of such amendment or termination, or further defer the due dates for the payment of such amounts, without the consent of the affected Participant. Notwithstanding any provision of the Plan to the contrary, but only to the extent permitted by Section 409A, in connection with any termination of the Plan the Board shall have the authority to cause the Accounts of all Participants to be paid in a single payment as of a date determined by the Board or to otherwise accelerate the payment of Accounts in such manner as the Board shall determine in its discretion.

7. Applicable Law and Venue:

The Plan shall be construed, administered, regulated and governed in all respects under and by the laws of the United States to the extent applicable, and to the extent such laws are not applicable, by the laws of the Commonwealth of Pennsylvania.

8. Compliance with Section 409A:

The Plan is intended to comply with Section 409A. Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted, operated and administered consistent with this intent.

9. Tax Withholding:

The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes required by law to be withheld with respect to any taxable event arising as a result of this Plan.

10. Miscellaneous:

A Participant’s rights and interests under the Plan may not be assigned or transferred by the Participant. The Plan shall be an unsecured, unfunded arrangement. To the extent the Participant acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. Nothing contained herein shall be deemed to create a trust of any kind or any fiduciary relationship between the Company and any Participant. The Plan shall be binding on the Company and any successor in interest of the Company.

IN WITNESS WHEREOF, this instrument has been executed by an authorized officer of the Company as of the 26th day of May, 2021.

KOPPERS HOLDINGS INC.

/s/ Stephanie Apostolou

By:	Stephanie Apostolou
Title	General Counsel and Secretary